1 Fountain Square Chattanooga, TN 37402 www.unum.com FOR IMMEDIATE RELEASE Contacts INVESTORS Tom White 423 294 8996 MEDIA Jim Sabourin 423 294 6043 news Unum Group Announces retirement of CFO Jack McGarry in October 2019, Steve Zabel to become CFO CHATTANOOGA, Tenn. (May 22, 2019) – Unum Group (NYSE: UNM) today announced that John F. “Jack” McGarry, executive vice president and chief financial officer since 2015, will retire from the company effective October 31, 2019. Steven A. Zabel, president of Unum’s closed block of business, will assume the role of executive vice president and chief financial officer effective July 1, at which time McGarry, 61, will move into a role supporting a smooth transition until his retirement. “We’re grateful to Jack for his many years of outstanding leadership in a number of areas of our company,” said Unum Group President and CEO Richard P. McKenney. “Our depth of talent and expertise allows us to move through this change in a seamless way and continue to strengthen our company in the process.” McGarry has spent more than 32 years with Unum in a number of leadership roles, including head of risk management for Unum US, president and CEO of Unum UK, and president and CEO of closed block operations. Zabel joined Unum in 2013 as senior vice president and chief risk officer. He became president of Unum’s closed block of business in 2015. He began his career with Ernst & Young as an auditor of life and health insurance companies, then moved to Americo Life where he was responsible for financial reporting. Later he spent more than 9 years with Genworth Financial in senior finance roles, including chief financial officer for insurance products. “Steve is an accomplished and highly regarded leader who has made tremendous contributions to the success of our company,” McKenney said. “We are confident in his ability to build on the strength of our financial team and help shape the future of our company.” ### ABOUT UNUM GROUP Unum Group is a leading provider of financial protection benefits in the United States and the United Kingdom and the largest provider of disability income protection in the world. Its businesses are Unum US, Colonial Life, Unum UK, and Unum Poland. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.6 billion in 2018, and provided $7.2 billion in benefits. UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.